Exhibit 99.1

Sohu Discusses Sogou Special Dividend Distribution

BEIJING, CHINA, SEPTEMBER 18, 2013 - Sohu.com Inc. (NASDAQ: SOHU), China’s leading online media, search, gaming, community and mobile service group, announced today that its majority-owned search subsidiary Sogou Inc. (“Sogou”), has paid to the holders of Series A Preferred Shares of Sogou (“Series A Preferred Shares”) a special dividend in the aggregate amount of $300,892,698. Sohu had previously reported in a Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on Monday, September 16, 2013 that the dividend had been declared by Sogou’s board of directors, and that Sogou would pay the dividend using a portion of the net amount of $448 million in cash proceeds from an investment in Sogou by a wholly-owned subsidiary of Tencent Holdings Limited. Sohu’s wholly-owned subsidiary Sohu.com (Search) Limited (“Sohu Search”), received its full pro rata share of the dividend based on the full number of Series A Preferred Shares it owns, which consists of 24,000,000 shares, as did China Web Search (HK) Limited (“China Web”), which holds 14,400,000 Series A Preferred Shares. Photon Group Limited (“Photon”), which is the investment vehicle of Dr. Charles Zhang, Sohu’s Chairman and CEO, and which holds 38,400,000 Series A Preferred Shares of Sogou, waived receipt of the dividend with respect to all but 6,400,000 of the shares Photon holds. Thus, although Photon holds the most Series A Preferred Shares of the three holders, Photon received the smallest amount of the dividend of the three. The amount of the divided received by Sohu Search was $161,192,517; the amount received by China Web was $96,715,510; and the amount received by Photon was $42,984,671.

About Sohu.com

Sohu (NASDAQ: SOHU) is China’s premier online brand and is indispensable to the daily life of millions of Chinese, providing a network of web properties and community based/web 2.0 products which offer the vast Sohu user community a broad array of choices regarding information, entertainment and communication. Sohu has built one of the most comprehensive matrices of Chinese language web properties and proprietary search engines, consisting of the mass portal and leading online media destination www.sohu.com; interactive search engine www.sogou.com; developer and operator of online games www.changyou.com/en/ and leading online video website tv.sohu.com.

Sohu corporate services consist of online brand advertising on its matrix of websites as well as bid listing and home page on its in-house developed search directory and engine. Sohu also provides multiple news and information service on mobile platforms, including Sohu News App and mobile news portal WAP.Sohu.com. Sohu’s online game subsidiary, Changyou.com (NASDAQ: CYOU) has a diverse portfolio of online games that includes Tian Long Ba Bu, one of the most popular massively multi-player online (“MMO”) games in China, and DDTank and Wartune (also known as Shen Qu), which are two popular web games in China. Sohu.com, established by Dr. Charles Zhang, one of China’s internet pioneers, is in its seventeenth year of operation.

For investor and media inquiries, please contact:

In China:

Mr. Eric Yuan
Sohu.com Inc.
Tel:	+86 (10) 6272-6593
E-mail:	ir@contact.sohu.com

In the United States:

Mr. Jeff Bloker
Christensen
Tel:	+1 (480) 614-3003
E-mail:	jbloker@ChristensenIR.com

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